UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SEVCON, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-(6) (i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

January 12, 2017

To our Stockholders,

We have been working since 2013 on a series of strategic initiatives to utilize our historic knowledge of electrification in new markets. Through both organic growth and via acquisition, Sevcon is focused on maximizing shareholder value by capitalizing on opportunities to accelerate growth in these high-growth end markets. In these new sectors, the sales cycle can be long in comparison to our traditional business, and products developed tend to be highly-customized, integrating functionality to optimize space, weight and interconnections. Success in the early stages is measured best by award of development projects. In 2016, we made meaningful progress despite a challenging environment for our industrial markets. As a result of these achievements, we are extremely well positioned to take advantage of these market opportunities as we continue to execute against our plan to maintain our position as a global leader in electrification technology.

We are currently benefitting from a step-change in end-user demand for electrification solutions world-wide. Customers look to Sevcon to help migrate existing internal combustion to hybrid and pure electric systems. During the year, we made substantial progress in developing our on-road project pipeline with contracts from some of the world's principal automotive manufacturers and Tier 1 suppliers.

Early in the calendar year we acquired Bassi, an Italian designer and manufacturer of battery chargers for electric vehicles. The Bassi product line includes fast charging technologies suitable for a wide range of electrification markets, including rapid, high voltage and high power sectors. Adding Bassi’s state-of-the-art battery charging technology and power management capabilities to Sevcon’s advanced control technologies strengthens our ability to deliver more integrated solutions. Bassi performed above our expectations for fiscal 2016, having reported 26% revenue growth post-acquisition compared with the same eight-month period in the prior year.

Sevcon’s project pipeline is more robust today than ever before. Currently, we highlight five major ongoing projects. These include a luxury automotive manufacturer of high-performance sports cars, a leading international supplier of commercial vehicles and transport solutions, a leader in stabilizing technology for the yacht and commercial marine industry, and a manufacturer of electric motors for automotive applications. Shortly after the close of the fiscal year, we announced that the high-performance sports car manufacturer nearly doubled the Sevcon content on the program scheduled for production in 2020. Assuming these projects go into production with Sevcon, we expect total production revenue from the five projects in the pipeline to be approximately $206 million over the five-to-seven-year production lives. We would then be adding on revenue for spares in the five to 10 years following the completion of production.

Our successful efforts to position the Company for rapid growth are the result of your Board’s insight into the path of electrification, attraction and delivery on projects. We believe that your Board’s carefully considered strategic plan will continue to place us at the forefront of electrification and maintain our favorable market position. Due to the global scarcity of specialized engineering skills, we are proactively attracting and integrating engineering talent ahead of contract wins to prepare Sevcon for future projects and substantial production revenues.

We are bullish about our prospects as we enter 2017. While we expect challenging off-road conditions to persist this year, we expect to see an uptick in our on-road business as a result of our strong project pipeline. We are encouraged by the confidence that an increasing number of on-road OEMs are placing in our solutions.

We welcome the Bassi organization to Sevcon and we thank our stockholders, directors, employees, customers and suppliers for their commitment to Sevcon and look forward to continuing to make progress on our strategy and enhance stockholder value in the coming year.

/s/ Matthew Goldfarb	/s/ Matthew Boyle
Matthew Goldfarb	Matthew Boyle
Chairman of the Board of Directors	President and Chief Executive Officer

Important Additional Information

Sevcon, seven of its directors and its executive officers are participants in the solicitation of proxies from Company stockholders in connection with the matters to be considered at the Company's 2017 Annual Meeting. Sevcon has filed a definitive proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) in connection with such solicitation. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT COMPANY DOCUMENTS FILED WHEN THEY BECOME AVAILABLE AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders can obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov, by request to Sevcon, Inc., 155 Northboro Road, Southborough, MA 01772 Attn: Corporate Secretary, telephone: (508) 281-5500, or from the Company's website, http://ir.sevcon.com/sec.cfm.